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                      November 2, 2020

       William Wei Huang
       Chief Executive Officer
       GDS Holdings Limited
       F4/F5, Building C, Sunland International
       No. 999 Zhouhai Road
       Pudong, Shanghai 200137
       People's Republic of China

                                                        Re: GDS Holdings
Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 17,
2020
                                                            File No. 001-37925

       Dear Mr. Wei Huang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology